The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated August 24, 2016

PRICING SUPPLEMENT NO.
Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-209682 and 333-209682-01
Dated August , 2016

JPMorgan Chase Financial Company LLC Trigger Autocallable Contingent Yield Notes

Linked to the Common Stock of Apple Inc. due on or about September 4, 2019

Linked to the Common Stock of Anthem, Inc. due on or about September 4, 2019
Linked to the American Depositary Shares of Teva Pharmaceutical Industries Limited due on or about September 4, 2019

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description
Trigger Autocallable Contingent Yield Notes are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., (each, a “Note” and collectively, the “Notes”), linked to the performance of the common stock or American depositary shares of a specific company (the “Underlying”). If the closing price of one share of the applicable Underlying on the applicable quarterly Observation Date is equal to or greater than the applicable Coupon Barrier, JPMorgan Financial will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date. JPMorgan Financial will automatically call the Notes early if the closing price of one share of the applicable Underlying on any quarterly Observation Date (after an initial six-month non-call period) is equal to or greater than the applicable Initial Value. If the Notes are called, JPMorgan Financial will pay the principal amount plus the applicable Contingent Coupon for that Observation Date and no further amounts will be owed to you. If the Notes are not called prior to maturity and the applicable Final Value is equal to or greater than the applicable Downside Threshold (which is the same price as the applicable Coupon Barrier), JPMorgan Financial will make a cash payment at maturity equal to the principal amount of your Notes, in addition to the applicable Contingent Coupon. If the applicable Final Value is less than the applicable Downside Threshold, JPMorgan Financial will pay you less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of one share of the applicable Underlying from the applicable Initial Value to the applicable Final Value. The closing price of the applicable Underlying is subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement under “The Underlyings — Underlying Stocks — Anti-Dilution Adjustments” and “The Underlyings — Underlying Stocks — Reorganization Events.” Investing in the Notes involves significant risks. You may lose some or all of your principal amount. Generally, a higher Contingent Coupon Rate is associated with a greater risk of loss. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features
❑	Automatically Callable: JPMorgan Financial will automatically call the Notes and pay you the principal amount plus the applicable Contingent Coupon otherwise due for a quarterly Observation Date (after an initial six-month non-call period) if the closing price of one share of the applicable Underlying on that quarterly Observation Date is equal to or greater than the applicable Initial Value. No further payments will be made on the Notes. If the Notes are not called, investors will have the potential for downside equity market risk at maturity.
❑	Contingent Coupon: If the closing price of one share of the applicable Underlying on a quarterly Observation Date (including the Final Valuation Date) is equal to or greater than the applicable Coupon Barrier, JPMorgan Financial will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date.
❑	Downside Exposure with Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and the price of one share of the applicable Underlying closes at or above the applicable Downside Threshold on the Final Valuation Date, JPMorgan Financial will pay you the principal amount per Note at maturity. If the price of one share of the applicable Underlying closes below the applicable Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of one share of the applicable Underlying from the applicable Initial Value to the applicable Final Value. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

Key Dates
Trade Date[1]	August 29, 2016
Original Issue Date (Settlement Date)[1]	August 31, 2016
Observation Dates[2]	Quarterly (callable beginning February 28, 2017) (see page 6)
Final Valuation Date[2]	August 29, 2019
Maturity Date[2]	September 4, 2019
1	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Notes remains the same.

2	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” and “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE APPLICABLE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering
This pricing supplement relates to three (3) separate Note offerings. Each issuance of offered Notes is linked to one, and only one, Underlying. You may participate in any of the three (3) Note offerings or, at your election, in two or more of the offerings. This pricing supplement does not, however, allow you to purchase a Note linked to a basket of some or all of the Underlyings described below. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. Each of the three (3) Note offerings is linked to the common stock or American depositary shares of a different company, and each of the three (3) Note offerings has its own Contingent Coupon Rate, Initial Value, Downside Threshold and Coupon Barrier, each of which will be finalized on the Trade Date and provided in the pricing supplement. The Downside Threshold and Coupon Barrier will be set to the same percentage for each Note. The actual Downside Threshold and Coupon Barrier for each Note will not be greater than the top of the applicable range listed below, but you should be willing to invest in the Notes if the Downside Threshold and Coupon Barrier were set equal to the top of the applicable range. The performance of each Note offering will not depend on the performance of any other Note offering.

Underlying	Contingent Coupon Rate	Initial Value	Downside Threshold	Coupon Barrier	CUSIP	ISIN
Common stock of Apple Inc. (Bloomberg ticker: AAPL)	8.00% per annum	$•	71% to 76% of the Initial Value	71% to 76% of the Initial Value	46646X589	US46646X5894
Common stock of Anthem, Inc. (Bloomberg ticker: ANTM)	8.00% per annum	$•	70% to 75% of the Initial Value	70% to 75% of the Initial Value	46646X571	US46646X5712
American depositary shares of Teva Pharmaceutical Industries Limited (Bloomberg ticker: TEVA)	7.00% per annum	$•	64.50% to 69.50% of the Initial Value	64.50% to 69.50% of the Initial Value	46646X563	US46646X5639

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 15, 2016, product supplement no. UBS-1-I dated April 15, 2016 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement and the accompanying product supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of Apple Inc.		$10		$0.20		$9.80
Notes linked to the common stock of Anthem, Inc.		$10		$0.20		$9.80
Notes linked to the American depositary shares of Teva Pharmaceutical Industries Limited		$10		$0.20		$9.80

(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.20 per $10 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Notes priced today and assuming a Downside Threshold and Coupon Barrier equal to the middle of the applicable range listed above, the estimated value of the Notes would be approximately $9.706, $9.606 and $9.628 per $10 principal amount Note linked to the common stock of Apple Inc., linked to the common stock of Anthem, Inc. and linked to the American depositary shares of Teva Pharmaceutical Industries Limited, respectively. The estimated value of the Notes, when the terms of the Notes are set, will be provided in the pricing supplement and for each offering will not be less than $9.45 per $10 principal amount Note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This pricing supplement relates to three (3) separate Note offerings. Each issue of the offered Notes is linked to one, and only one, Underlying. The purchaser of a Note will acquire a Note linked to a single Underlying (not to a basket or index that includes the other Underlyings). You may participate in any of the three (3) Note offerings or, at your election, in two or more of the offerings. We reserve the right to withdraw, cancel or modify any of the offerings and to reject orders in whole or in part. While each Note offering relates only to a single Underlying identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Underlying (or any other Underlying) or as to the suitability of an investment in the Notes.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these Notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012642/crt-dp64836_424b2.pdf

t	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Notes

For purposes of the accompanying product supplement, each of the common stock of Apple Inc., the common stock of Anthem, Inc. and the American depositary shares of Teva Pharmaceutical Industries Limited is an “Underlying Stock.”

Investor Suitability

The Notes may be suitable for you if, among other considerations:

t    You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the applicable Underlying.

t    You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t    You believe the applicable Underlying will close at or above the applicable Coupon Barrier on the Observation Dates and the applicable Downside Threshold on the Final Valuation Date.

t    You believe the applicable Underlying will close at or above the applicable Initial Value on one of the specified Observation Dates (after an initial six-month non-call period).

t    You understand and accept that you will not participate in any appreciation in the price of the applicable Underlying and that your potential return is limited to the applicable Contingent Coupons.

t    You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying.

t    You would be willing to invest in the Notes if the applicable Downside Threshold and Coupon Barrier were set equal to the top of the applicable range indicated on the cover hereof (the actual Downside Threshold and Coupon Barrier for each Note will be finalized on the Trade Date and provided in the pricing supplement and will not be greater than the top of the applicable range listed on the cover).

t    You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the applicable Underlying.

t    You are able and willing to invest in Notes that may be called early (after an initial six-month non-call period) or you are otherwise able and willing to hold the Notes to maturity.

t    You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.

t    You understand and accept the single stock risk associated with the Notes and you understand and are willing to accept the risks associated with the applicable Underlying.

t    You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t    You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t    You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the applicable Underlying.

t    You require an investment designed to provide a full return of principal at maturity.

t    You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t    You believe that the price of the applicable Underlying will decline during the term of the Notes and is likely to close below the applicable Coupon Barrier on the Observation Dates and the applicable Downside Threshold on the Final Valuation Date.

t    You seek an investment that participates in the full appreciation in the price of the applicable Underlying or that has unlimited return potential.

t    You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying.

t    You would not be willing to invest in the Notes if the applicable Downside Threshold and Coupon Barrier were set equal to the top of the applicable range indicated on the cover hereof (the actual Downside Threshold and Coupon Barrier for each Note will be finalized on the Trade Date and provided in the pricing supplement and will not be greater than the top of the applicable range listed on the cover).

t    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t    You seek guaranteed current income from this investment or prefer to receive the dividends paid on the applicable Underlying.

t    You are unable or unwilling to invest in Notes that may be called early (after an initial six-month non-call period), or you are otherwise unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

t    You do not understand or accept the single stock risk associated with the Notes or you do not understand or are not willing to accept the risks associated with the applicable Underlying.

t    You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” section of the accompanying product supplement for risks related to an investment in the Notes. For more information on the Underlyings, please see the section titled “The Underlyings” below.

Indicative Terms
Issuer	JPMorgan Chase Financial Company LLC
Guarantor	JPMorgan Chase & Co.
Issue Price	$10 per Note
Underlying	Common stock of Apple Inc. Common stock of Anthem, Inc. American depositary shares of Teva Pharmaceutical Industries Limited
Principal Amount	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Term[1]	Approximately 3 years, unless called earlier
Automatic Call Feature	The Notes will be called automatically if the closing price[2] of one share of the applicable Underlying on any Observation Date (beginning February 28, 2017) is equal to or greater than the applicable Initial Value. If the Notes are called, JPMorgan Financial will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus the applicable Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Notes.
Contingent Coupon

If the closing price[2] of one share of the applicable Underlying is equal to or greater than the applicable Coupon Barrier on any Observation Date, we will pay you the applicable Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.

If the closing price[2] of one share of the applicable Underlying is less than the applicable Coupon Barrier on any Observation Date, the applicable Contingent Coupon for that Observation Date will not accrue or be payable, and we will not make any payment to you on the relevant Coupon Payment Date.

Each Contingent Coupon will be a fixed amount based on equal quarterly installments at the applicable Contingent Coupon Rate, which is a per annum rate. The table below reflects the Contingent Coupon Rate of (i) 8.00% per annum for Notes linked to the common stock of Apple Inc., (ii) 8.00% per annum for Notes linked to the common stock of Anthem, Inc. and (iii) 7.00% per annum for Notes linked to the American depositary shares of Teva Pharmaceutical Industries Limited

Contingent Coupon (per $10 Note)
Contingent Coupon Payments	Apple Inc.	Anthem, Inc.	Teva Pharmaceutical Industries Limited
	$0.20	$0.20	$0.175
Contingent Coupon payments on the Notes are not guaranteed. We will not pay you the applicable Contingent Coupon for any Observation Date on which the closing price of one share of the applicable Underlying is less than the applicable Coupon Barrier.
Contingent Coupon Rate	The Contingent Coupon Rate is (i) 8.00% per annum for Notes linked to the common stock of Apple Inc., (ii) 8.00% per annum for Notes linked to the common stock of Anthem, Inc. and (iii) 7.00% per annum for Notes linked to the American depositary shares of Teva Pharmaceutical Industries Limited
Coupon Payment Dates[3]	2nd business day following the applicable Observation Date, except that the Coupon Payment Date for the Final Valuation Date is the Maturity Date
Call Settlement Dates[3]	First Coupon Payment Date following the applicable Observation Date
Payment at Maturity (per $10 Note)

If the Notes are not automatically called and the applicable Final Value is equal to or greater than the applicable Downside Threshold, we will pay you a cash payment at maturity per $10 principal amount Note equal to $10 plus the applicable Contingent Coupon otherwise due on the Maturity Date.

If the Notes are not automatically called and the applicable Final Value is less than the applicable Downside Threshold, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note resulting in a loss on your principal amount proportionate to the negative Underlying Return, equal to:

$10 × (1 + Underlying Return)

Underlying Return	(Final Value – Initial Value) Initial Value
Initial Value	The closing price of one share of the applicable Underlying on the Trade Date
Final Value	The closing price[2] of one share of the applicable Underlying on the Final Valuation Date
Downside Threshold

A percentage of the Initial Value of the applicable Underlying, as specified on the cover of this pricing supplement.

The actual Downside Threshold for each Note will be finalized on the Trade Date and provided in the pricing supplement and will be set to the same percentage as the applicable Coupon Barrier.

Coupon Barrier

A percentage of the Initial Value of the applicable Underlying, as specified on the cover of this pricing supplement.

The actual Coupon Barrier for each Note will be finalized on the Trade Date and provided in the pricing supplement and will be set to the same percentage as the applicable Downside Threshold.

Stock Adjustment Factor[2]	The Stock Adjustment Factor is referenced in determining the closing price of the applicable Underlying. The Stock Adjustment Factor for the applicable Underlying is set initially at 1.0 on the Trade Date.
[1]	See footnote 1 under “Key Dates” on the front cover
[2]	The closing price and the Stock Adjustment Factor of the applicable Underlying are subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement under “The Underlyings — Underlying Stocks — Anti-Dilution Adjustments” and “The Underlyings — Underlying Stocks — Reorganization Events.”
[3]	See footnote 2 under “Key Dates” on the front cover

Indicative Terms
Trade Date	The closing price of one share of the applicable Underlying (Initial Value) is observed, and the applicable Downside Threshold and the applicable Coupon Barrier are determined.

Quarterly (callable after an initial six-month non-call period)

If the closing price of one share of the applicable Underlying is equal to or greater than the applicable Coupon Barrier on any Observation Date, JPMorgan Financial will pay you a Contingent Coupon on the applicable Coupon Payment Date.

The Notes will also be called if the closing price of one share of the applicable Underlying on any Observation Date (after an initial six-month non-call period) is equal to or greater than the applicable Initial Value. If the Notes are called, JPMorgan Financial will pay you a cash payment per Note equal to the principal amount plus the applicable Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Notes.

Maturity Date

The applicable Final Value is determined as of the Final Valuation Date.

If the Notes have not been called and the applicable Final Value is equal to or greater than the applicable Downside Threshold, at maturity JPMorgan Financial will repay the principal amount equal to $10.00 per Note plus the applicable Contingent Coupon otherwise due on the Maturity Date.

If the Notes have not been called and the applicable Final Value is less than the applicable Downside Threshold, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount proportionate to the decline of the applicable Underlying, equal to a return of:

$10 × (1 + Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Observation Dates and Coupon Payment Dates
Coupon Observation Dates†	Coupon Payment Dates
November 29, 2016	December 1, 2016
February 28, 2017	March 2, 2017
May 30, 2017	June 1, 2017
August 29, 2017	August 31, 2017
November 29, 2017	December 1, 2017
February 28, 2018	March 2, 2018
May 29, 2018	May 31, 2018
August 29, 2018	August 31, 2018
November 29, 2018	December 3, 2018
February 28, 2019	March 4, 2019
May 29, 2019	May 31, 2019
August 29, 2019 (the Final Valuation Date)	September 4, 2019 (the Maturity Date)

†The Notes are not callable until the second Coupon Observation Date, February 28, 2017.

Each of the Coupon Observation Dates, and therefore the Coupon Payment Dates, is subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I. In determining our reporting responsibilities we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt.

Sale, Exchange or Redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax adviser regarding this issue.

As described above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Coupons is uncertain, and although we believe it is reasonable to take a position that Contingent Coupons are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your Notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes in light of your particular circumstances.

Non-U.S. holders should also note that, recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Notes.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the Notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the Notes are recharacterized, in whole or in part, as debt instruments, or Contingent Coupons if they are otherwise treated as FDAP Income). If the Notes are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the Notes.

In the event of any withholding on the Notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the applicable Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

t	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that JPMorgan Financial will not necessarily repay the full principal amount of the Notes. If the Notes are not called and the closing price of one share of the applicable Underlying has declined below the applicable Downside Threshold on the Final Valuation Date, you will be fully exposed to any depreciation in the closing price of one share of the applicable Underlying from the applicable Initial Value to the applicable Final Value. In this case, JPMorgan Financial will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Underlying Return. Under these circumstances, you will lose 1% of your principal for every 1% that the applicable Final Value is less than the applicable Initial Value and could lose your entire principal amount. As a result, your investment in the Notes may not perform as well as an investment in a security that does not have the potential for full downside exposure to the applicable Underlying at maturity.

t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Notes. If these affiliates do not make payments to us and we fail to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

t	You Are Not Guaranteed Any Contingent Coupons — We will not necessarily make periodic coupon payments on the Notes. If the closing price of one share of the applicable Underlying on an Observation Date is less than the applicable Coupon Barrier, we will not pay you the applicable Contingent Coupon for that Observation Date and the applicable Contingent Coupon that would otherwise be payable will not be accrued and will be lost. If the closing price of one share of the applicable Underlying is less than the applicable Coupon Barrier on each of the Observation Dates, we will not pay you any Contingent Coupon during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

t	Return on the Notes Limited to the Sum of Any Contingent Coupons and You Will Not Participate in Any Appreciation of the Applicable Underlying — The return potential of the Notes is limited to the specified Contingent Coupon Rate, regardless of the appreciation in the closing price of one share of the applicable Underlying, which may be significant. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the requirements for a Contingent Coupon have been met prior to maturity or an automatic call. Further, if the Notes are called, you will not receive any Contingent Coupons or any other payments in respect of any Observation Dates after the applicable Call Settlement Date. Because the Notes could be called as early as the twelfth Coupon Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the applicable Underlying’s risk of decline even though you are not able to participate in any potential appreciation in the price of the applicable Underlying. Generally, the longer the Notes remain outstanding, the less likely it is that they will be automatically called, due to the decline in the price of the applicable Underlying and the shorter time remaining for the price of the applicable Underlying to recover to or above the applicable Initial Value on a subsequent Observation Date. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the applicable Underlying. In addition, if the Notes are not called and the applicable Final Value is below the applicable Downside Threshold, you will have a loss on your principal amount and the overall return on the Notes may be less than the amount that would be paid on a conventional debt security of JPMorgan Financial of comparable maturity.

t	Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the applicable stock price is above the applicable Downside Threshold. If by maturity the Notes have not been called, either JPMorgan Financial will repay you the full principal amount per Note plus the applicable Contingent Coupon, or if the price of one share of the applicable Underlying closes below the applicable Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing price of one share of the applicable Underlying from the applicable Initial Value to the applicable Final Value. This contingent repayment of principal applies only if you hold your Notes to maturity.

t	A Higher Applicable Contingent Coupon Rate and/or a Lower Applicable Coupon Barrier and/or Applicable Downside Threshold May Reflect Greater Expected Volatility of the Applicable Underlying, Which Is Generally Associated With a Greater Risk of Loss — Volatility is a measure of the degree of variation in the price of the applicable Underlying over a period of time. The greater the expected volatility of the applicable Underlying at the time the terms of the Notes are set, the greater the expectation is at that time that the price of the applicable Underlying could close below the applicable Coupon Barrier on any Observation Date, resulting in the loss of one or more, or all, Contingent Coupon payments, or below the applicable Downside Threshold on the Final Valuation Date, resulting in the loss of a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the applicable Contingent Coupon Rate, the applicable Coupon Barrier and the applicable Downside Threshold, are based, in part, on the expected volatility of the applicable Underlying at the time the terms of the Notes are set, where a higher expected volatility will generally be reflected in a higher applicable Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower applicable Coupon Barrier and/or a lower applicable Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher applicable Contingent Coupon Rate will generally be indicative of a greater risk of loss while a lower applicable Coupon Barrier or applicable Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity. You should be willing to accept the downside market risk of the applicable Underlying and the potential loss of some or all of your principal at maturity.

t	Reinvestment Risk — If your Notes are called early, the holding period over which you would have the opportunity to receive any Contingent Coupons could be as short as approximately six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Notes are called prior to the maturity date.

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the applicable Underlying, including extending loans to, or making equity investments in, the issuer of the applicable Underlying or providing advisory services to the issuer of the applicable Underlying. As a prospective purchaser of the Notes, you should undertake an independent investigation of the issuer of the applicable Underlying as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

t	Each Contingent Coupon Is Based Solely on the Closing Price of One Share of the Applicable Underlying on the Applicable Observation Date — Whether a Contingent Coupon will be payable with respect to an Observation Date will be based solely on the closing price of one share of the applicable Underlying on that Observation Date. As a result, you will not know whether you will receive a Contingent Coupon until the related Observation Date. Moreover, because each Contingent Coupon is based solely on the closing price of one share of the applicable Underlying on the applicable Observation Date, if that closing price is less than the applicable Coupon Barrier, you will not receive any Contingent Coupon with respect to that Observation Date, even if the closing price of one share of the applicable Underlying was higher on other days during the period before that Observation Date.

t	Single Stock Risk — The price of the applicable Underlying can rise or fall sharply due to factors specific to that Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information regarding each Underlying and its issuer, please see “The Underlyings” and the section applicable to that Underlying issuer in this pricing supplement and that issuer’s SEC filings referred to in those sections. We urge you to review financial and other information filed periodically with the SEC by the applicable Underlying issuer.

t	The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes will exceed the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Lack of Liquidity” below.

t	Many Economic and Market Factors Will Impact the Value of the Notes— As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of the applicable Underlying, including:

t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

t	customary bid-ask spreads for similarly sized trades;

t	our internal secondary market funding rates for structured debt issuances;

t	the actual and expected volatility in the closing price of one share of the applicable Underlying;

t	the time to maturity of the Notes;

t	the likelihood of an automatic call being triggered;

t	whether the closing price of one share of the applicable Underlying has been, or is expected to be, less than the applicable Coupon Barrier on any Observation Date and whether the applicable Final Value is expected to be less than the Downside Threshold;

t	the dividend rate on the applicable Underlying;

t	the occurrence of certain events affecting the issuer of the applicable Underlying that may or may not require an adjustment to the closing price and the Stock Adjustment Factor of the applicable Underlying, including a merger or acquisition;

t	interest and yield rates in the market generally; and

t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

t	No Dividend Payments or Voting Rights in the Applicable Underlying — As a holder of the Notes, you will not have any ownership interest or rights in the applicable Underlying, such as voting rights or dividend payments. In addition, the issuer of the applicable Underlying will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the applicable Underlying and the Notes.

t	No Affiliation with the Applicable Underlying Issuer — We are not affiliated with the issuer of the applicable Underlying. We have not independently verified any of the information about the applicable Underlying issuer contained in this pricing supplement. You should make your own investigation into the applicable Underlying and its issuer. We are not responsible for the applicable Underlying issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

t	No Assurances That the Investment View Implicit in the Notes Will Be Successful — While the Notes are structured to provide for Contingent Coupons if the applicable Underlying does not close below the applicable Coupon Barrier on the Observation Dates, we cannot assure you of the economic environment during the term or at maturity of your Notes.

t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

t	Anti-Dilution Protection Is Limited and May Be Discretionary — Although the calculation agent will adjust the closing price and the Stock Adjustment Factor of the applicable Underlying for certain corporate events (such as stock splits and stock dividends) affecting the applicable Underlying, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable Underlying. If an event occurs that does not require the calculation agent to make these adjustments, the market value of your Notes, whether the Notes will be automatically called and any payment on the Notes may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Notes in making these determinations.

t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the applicable Underlying) that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the applicable Underlying and could affect the value of the applicable Underlying, and therefore the market value of the Notes.

t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

t	Potential JPMorgan Financial Impact on the Market Price of the Applicable Underlying — Trading or transactions by JPMorgan Financial or its affiliates in the applicable Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable Underlying may adversely affect the market price of the applicable Underlying and, therefore, the market value of the Notes.

t	The Final Terms and Valuation of the Notes Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Notes will be based on relevant market conditions when the terms of the Notes are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, the estimated value of the applicable Notes will be finalized on the Trade Date and provided in the pricing supplement and may be as low as the applicable minimum set forth on the cover of this pricing supplement. In addition, the Downside Threshold and Coupon Barrier for each Note will be finalized on the Trade Date and provided in the pricing supplement and each may be as high as the applicable maximum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Notes based on the minimum for the estimated value of the applicable Notes and the maximum for the Downside Threshold and Coupon Barrier of the applicable Notes.

Risks Relating to Notes Linked to the American Depositary Shares of Teva Pharmaceutical Industries Limited

t	Risks Associated with Non-U.S. Companies — An investment in Notes linked to the American depositary shares (which we refer to as “ADSs”) representing interests in the ordinary shares of Teva Pharmaceutical Industries Limited (which we refer to as “Teva”), which are issued by an Israeli issuer, involves risks associated with the home country of Teva. The prices of securities issued by a non-U.S. company may be affected by political, economic, financial and social factors in the home country of the non-U.S. issuer, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of that country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. That country may be subjected to different and, in some cases, more adverse economic environments.

t	Currency Exchange Rate Risk — Because the ADSs of Teva are quoted and traded in U.S. dollars on the New York Stock Exchange and the ordinary shares of Teva are quoted and traded in new Israeli shekels dollars on the Tel Aviv Stock Exchange, fluctuations in the exchange rate between the new Israeli shekel and the U.S. dollar will likely affect the relative value of the ADSs of Teva and the ordinary shares of Teva in the two currencies and, as a result, will likely affect the market price of the ADSs of Teva trading on the New York Stock Exchange. These trading differences and currency exchange rates may affect the market value of the applicable Notes and whether the closing price of one ADS will fall below the Coupon Barrier on any Observation Date or below the Downside Threshold on the Final Valuation Date. The new Israeli shekel has been subject to fluctuations against the U.S. dollar in the past and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rate between the new Israeli shekel and the U.S. dollar is not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the applicable Notes. The exchange rate between the new Israeli shekel and the U.S. dollar is the result of the supply of, and the demand for, those currencies. Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Israel and the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments, any political, civil or military unrest and the extent of governmental surpluses or deficits in Israel and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Israel and the United States and other jurisdictions important to international trade and finance.

t	There Are Important Differences Between the Rights of Holders of ADSs of Teva and the Rights of Holders of the Ordinary Shares of Teva — You should be aware that the return on Notes linked to the ADSs of Teva is linked to the price of the ADSs and not the ordinary shares of Teva. There are important differences between the rights of holders of ADSs and the rights of holders of shares of the ordinary shares. Each ADS is a security evidenced by an American depositary receipt that represents one ordinary share of Teva. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the ADS depositary, Teva, and holders of the ADSs, which may be different from the rights of holders of the ordinary shares. For example, a company may make distributions in respect of the ordinary shares that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and the rights of holders of the ordinary shares of Teva may be significant and may materially and adversely affect the value of the ADSs and, as a result, the Notes linked to the ADSs of Teva.

Hypothetical Examples

The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an automatic call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes linked to a hypothetical Underlying and assume an Initial Value of $100, a Downside Threshold and Coupon Barrier of $80.00* (which is 80.00%* of the hypothetical Initial Value) and a Contingent Coupon Rate of 7.00% per annum. The hypothetical Initial Value of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value for any Underlying. The actual Initial Value and the resulting Downside Threshold and Coupon Barrier for each Underlying will be based on the closing price of one share of that Underlying on the Trade Date and will be provided in the pricing supplement.** For historical data regarding the actual closing prices of one share of each Underlying, please see the historical information set forth under “The Underlyings” in this pricing supplement.

Principal Amount:	$10.00
Term:	Approximately three years (unless earlier called)
Hypothetical Initial Value:	$100.00
Hypothetical Contingent Coupon Rate:	7.00% per annum (or 1.75% per quarter)
Observation Dates:	Quarterly (callable after six months)
Hypothetical Downside Threshold:	$80.00 (which is 80.00%* of the hypothetical Initial Value)
Hypothetical Coupon Barrier:	$80.00 (which is 80.00%* of the hypothetical Initial Value)
*	The actual Downside Threshold and Coupon Barrier for each Underlying will be finalized on the Trade Date and provided in the pricing supplement. If the actual Downside Threshold and Coupon Barrier for the applicable Underlying are greater than the assumed Downside Threshold and Coupon Barrier specified above, there will be a greater possibility that the closing price of one share of that Underlying will decline below its Coupon Barrier on an Observation Date and/or its Downside Threshold on the Final Valuation Date. Accordingly, the payments on the Notes may be less than the amounts shown below.
**	The actual value of any Contingent Coupon payments you will receive over the term of the Notes, the actual value of the payment upon automatic call or at maturity and the actual Initial Value, Downside Threshold and Coupon Barrier for each Underlying applicable to your Notes may be more or less than the amounts displayed in these hypothetical scenarios. The actual Contingent Coupon Rate for each Underlying is specified on the cover of this pricing supplement.

The examples below are purely hypothetical and are not based on any specific offering of Notes linked to any specific Underlying. These examples are intended to illustrate how the value of any payment on the Notes will depend on the closing price on the Observation Dates.

Example 1 — Notes Are Automatically Called on the Second Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$105.00 (at or above Initial Value; Notes NOT called because Observation Date is prior to the second Observation Date)	$0.175 (Contingent Coupon)
Second Observation Date	$110.00 (at or above Initial Value)	$10.175

	Total Payment:	$10.35 (3.50% return)

Although the closing price is above the Initial Value on the first Observation Date, the Notes are not called because the Notes cannot be called before the second Observation Date. Because the Notes are automatically called on the second Observation Date, we will pay you on the applicable Call Settlement Date a total of $10.175 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payment of $0.175 received in respect of prior Observation Dates, we will have paid you a total of $10.35 per Note for a 3.50% total return on the Notes. No further amounts will be owed on the Notes.

Example 2 — Notes Are Automatically Called on the Eleventh Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$90.00 (at or above Coupon Barrier; below Initial Value)	$0.175 (Contingent Coupon)
Second Observation Date	$85.00 (at or above Coupon Barrier; below Initial Value)	$0.175 (Contingent Coupon)
Third through Tenth Observation Dates	Various (all at or above Coupon Barrier, all below Initial Value)	$1.40 (Contingent Coupons)
Eleventh Observation Date	$105.00 (at or above Initial Value)	$10.175 (Payment upon Automatic Call)

	Total Payment:	$11.925 (19.25% return)

Because the Notes are automatically called on the eleventh Observation Date, we will pay you on the applicable Call Settlement Date a total of $10.175 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payments of $1.75 received in respect of prior Observation Dates, we will have paid you a total of $11.925 per Note for a 19.25% total return on the Notes. No further amounts will be owed on the Notes.

Example 3 — Notes Are NOT Automatically Called and the Final Value Is at or above the Downside Threshold

Date	Closing Price	Payment (per Note)
First Observation Date	$90.00 (at or above Coupon Barrier; below Initial Value)	$0.175 (Contingent Coupon)
Second Observation Date	$85.00 (at or above Coupon Barrier; below Initial Value)	$0.175 (Contingent Coupon)
Third through Eleventh Observation Dates	Various (all below Coupon Barrier)	$0.00
Final Valuation Date	$85.00 (at or above Downside Threshold; below Initial Value)	$10.175 (Payment at Maturity)

	Total Payment:	$10.525 (5.25% return)

At maturity, we will pay you a total of $10.175 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payments of $0.35 received in respect of prior Observation Dates, we will have paid you a total of $10.525 per Note for a 5.25% total return on the Notes.

Example 4 — Notes Are NOT Automatically Called and the Final Value Is below the Downside Threshold

Date	Closing Price	Payment (per Note)
First Observation Date	$90.00 (at or above Coupon Barrier; below Initial Value)	$0.175 (Contingent Coupon)
Second Observation Date	$85.00 (at or above Coupon Barrier; below Initial Value)	$0.175 (Contingent Coupon)

Third through Eleventh Observation Dates	Various (all at or above Coupon Barrier; all below Initial Value)	$1.575 (Contingent Coupons)
Final Valuation Date	$60.00 (below Downside Threshold)	$10.00 × (1 + Underlying Return) = $10.00 × (1 + -40%) = $10.00 × 60% = $6.00 (Payment at Maturity)

	Total Payment:	$7.925 (-20.75% return)

Because the Notes are not called and the Final Value of $60.00 is below the Downside Threshold, at maturity we will pay you $6.00 per Note. When that amount is added to the Contingent Coupon payments of $1.925 received in respect of prior Observation Dates, we will have paid you $7.925 per Note for a loss on the Notes of 20.75%.

Example 5 — Notes Are NOT Automatically Called and the Final Value is below the Downside Threshold

Date	Closing Price	Payment (per Note)
First Observation Date	$65.00 (below Coupon Barrier)	$0.00
Second Observation Date	$60.00 (below Coupon Barrier)	$0.00
Third through Eleventh Observation Dates	Various (all below Coupon Barrier)	$0.00
Final Valuation Date	$50.00 (below Downside Threshold)	$10.00 × (1 + Underlying Return) = $10.00 × (1 + -50%) = $10.00 × 50% = $5.00 (Payment at Maturity)

	Total Payment:	$5.00 (-50.00% return)

Because the Notes are not called, the Final Value is below the Downside Threshold and the Underlying Return is -50%, at maturity we will pay you $5.00 per Note for a loss on the Notes of 50.00%. Because there is no Contingent Coupon paid during the term of the Notes, that represents the total payment on the Notes.

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlyings

Included on the following pages is a brief description of the issuers of the Underlyings. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing prices of one share of each Underlying. The information given below is for the four calendar quarters in each of 2011, 2012, 2013, 2014 and 2015 and the first and second calendar quarters of 2016. Partial data is provided for the third calendar quarter of 2016. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. You should not take the historical prices of any Underlying as an indication of future performance.

Each of the Underlyings is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of each Underlying with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of each Underlying under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

Apple Inc.

According to its publicly available filings with the SEC, Apple Inc., which we refer to as Apple, designs, manufactures and markets mobile communication and media devices, personal computers and portable digital music players and sells a variety of related software, services, accessories, networking solutions and third-party digital content and applications. The common stock of Apple, par value $0.00001 per share (Bloomberg ticker: AAPL), is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Apple in the accompanying product supplement. Apple’s SEC file number is 001-36743.

Historical Information Regarding the Common Stock of Apple

The following table sets forth the quarterly high and low closing prices of one share of the common stock of Apple, based on daily closing prices on the primary exchange for Apple, as reported by Bloomberg. The closing price of one share of the common stock of Apple on August 23, 2016 was $108.85. The actual Initial Value will be the closing price of one share of the common stock of Apple on the Trade Date. We obtained the closing prices above and below from Bloomberg, without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one share of the common stock of Apple has experienced significant fluctuations. The historical performance of the common stock of Apple should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Apple during the term of the Notes. We cannot give you assurance that the performance of the common stock of Apple will result in the return of any of your principal amount.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2011	3/31/2011	$51.88	$46.67	$49.78
4/1/2011	6/30/2011	$50.44	$45.05	$47.95
7/1/2011	9/30/2011	$59.06	$49.03	$54.45
10/1/2011	12/31/2011	$60.32	$51.93	$57.86
1/1/2012	3/31/2012	$88.23	$58.75	$85.64
4/1/2012	6/30/2012	$90.89	$75.73	$83.43
7/1/2012	9/30/2012	$100.30	$82.13	$95.32
10/1/2012	12/31/2012	$95.96	$72.71	$76.15
1/1/2013	3/31/2013	$78.43	$60.01	$63.23
4/1/2013	6/30/2013	$66.26	$55.79	$56.58
7/1/2013	9/30/2013	$72.53	$58.46	$68.11
10/1/2013	12/31/2013	$81.44	$68.71	$80.16
1/1/2014	3/31/2014	$79.62	$71.35	$76.68
4/1/2014	6/30/2014	$94.25	$73.99	$92.93
7/1/2014	9/30/2014	$103.30	$93.08	$100.75
10/1/2014	12/31/2014	$119.00	$96.26	$110.38
1/1/2015	3/31/2015	$133.00	$105.99	$124.43
4/1/2015	6/30/2015	$132.65	$124.25	$125.43
7/1/2015	9/30/2015	$132.07	$103.12	$110.30
10/1/2015	12/31/2015	$122.57	$105.26	$105.26
1/1/2016	3/31/2016	$109.56	$93.42	$108.99
4/1/2016	6/30/2016	$112.10	$90.34	$95.60
7/1/2016	8/23/2016*	$109.48	$94.99	$108.85
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2016 includes data for the period from July 1, 2016 through August 23, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2016.

The graph below illustrates the daily performance of the common stock of Apple from January 3, 2006 through August 23, 2016, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Downside Threshold and Coupon Barrier of $82.73, equal to 76.00% (based on the top of the range of 71.00% to 76.00%) of the closing price on August 23, 2016. The actual Downside Threshold and Coupon Barrier will be finalized on the Trade Date and provided in the pricing supplement based on the closing price of one share of the common stock of Apple on the Trade Date and will not be greater than 76.00% of the Initial Value.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

Anthem, Inc.

According to its publicly available filings with the SEC, Anthem, Inc., which we refer to as Anthem, is a health benefits company that offers a spectrum of network-based managed care plans to large and small employer, individual, Medicaid and Medicare markets.  In addition, Anthem provides an array of managed care services to self-funded customers, including claims processing, underwriting, stop loss insurance, actuarial services, provider network access, medical cost management, disease management, wellness programs and other administrative services.  Anthem provides an array of specialty and other insurance products and services such as dental, vision, life and disability insurance benefits, radiology benefit management and analytics-driven personal health care.  Anthem also provides services to the federal government in connection with the Federal Employee Program. The common stock of Anthem, par value $0.01 per share (Bloomberg ticker: ANTM), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Anthem in the accompanying product supplement. Anthem’s SEC file number is 001-16751.

Historical Information Regarding the Common Stock of Anthem

The following table sets forth the quarterly high and low closing prices of one share of the common stock of Anthem, based on daily closing prices on the primary exchange for Anthem, as reported by Bloomberg. The closing price of one share of the common stock of Anthem on August 23, 2016 was $129.12. The actual Initial Value will be the closing price of one share of the common stock of Anthem on the Trade Date. We obtained the closing prices above and below from Bloomberg, without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one share of the common stock of Anthem has experienced significant fluctuations. The historical performance of the common stock of Anthem should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Anthem during the term of the Notes. We cannot give you assurance that the performance of the common stock of Anthem will result in the return of any of your principal amount.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2011	3/31/2011	$69.79	$57.95	$69.79
4/1/2011	6/30/2011	$81.78	$68.06	$78.77
7/1/2011	9/30/2011	$80.79	$57.01	$65.28
10/1/2011	12/31/2011	$70.75	$62.32	$66.25
1/1/2012	3/31/2012	$73.80	$63.84	$73.80
4/1/2012	6/30/2012	$72.95	$63.79	$63.79
7/1/2012	9/30/2012	$63.20	$52.93	$58.01
10/1/2012	12/31/2012	$63.03	$54.33	$60.92
1/1/2013	3/31/2013	$66.28	$58.93	$66.23
4/1/2013	6/30/2013	$81.84	$67.18	$81.84
7/1/2013	9/30/2013	$89.26	$81.09	$83.61
10/1/2013	12/31/2013	$93.92	$83.60	$92.39
1/1/2014	3/31/2014	$100.97	$84.25	$99.55
4/1/2014	6/30/2014	$108.82	$92.00	$107.61
7/1/2014	9/30/2014	$124.17	$107.29	$119.62
10/1/2014	12/31/2014	$129.16	$111.06	$125.67
1/1/2015	3/31/2015	$158.38	$123.26	$154.41
4/1/2015	6/30/2015	$171.04	$150.93	$164.14
7/1/2015	9/30/2015	$165.22	$136.31	$140.00
10/1/2015	12/31/2015	$148.81	$127.86	$139.44
1/1/2016	3/31/2016	$144.17	$117.22	$138.99
4/1/2016	6/30/2016	$147.52	$124.85	$131.34
7/1/2016	8/23/2016*	$142.94	$125.56	$129.12
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2016 includes data for the period from July 1, 2016 through August 23, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2016.

The graph below illustrates the daily performance of the common stock of Anthem from January 3, 2006 through August 23, 2016, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Downside Threshold and Coupon Barrier of $96.84, equal to 75.00% (based on the top of the range of 70.00% to 75.00%) of the closing price on August 23, 2016. The actual Downside Threshold and Coupon Barrier will be finalized on the Trade Date and provided in the pricing supplement based on the closing price of one share of the common stock of Anthem on the Trade Date and will not be greater than 75.00% of the Initial Value.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

Teva Pharmaceutical Industries Limited

According to its publicly available filings with the SEC, Teva Pharmaceutical Industries Limited, which we refer to as Teva, is an Israeli pharmaceutical company that develops, produces and markets generic medicines and a portfolio of specialty medicines. The American depositary shares (which we refer to as “ADSs”), each representing one ordinary share (Bloomberg ticker: TEVA), are listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Teva in the accompanying product supplement. TEVA’s SEC file number is 001-16174.

Historical Information Regarding the ADSs of Teva

The following table sets forth the quarterly high and low closing prices of one ADS of Teva, based on daily closing prices on the primary exchange for Teva, as reported by Bloomberg. The closing price of one ADS of Teva on August 23, 2016 was $53.20. The actual Initial Value will be the closing price of one ADS of Teva on the Trade Date. We obtained the closing prices above and below from Bloomberg, without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one ADS of Teva has experienced significant fluctuations. The historical performance of the ADSs of Teva should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one ADS of Teva during the term of the Notes. We cannot give you assurance that the performance of the ADSs of Teva will result in the return of any of your principal amount.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2011	3/31/2011	$56.29	$47.37	$50.17
4/1/2011	6/30/2011	$50.90	$45.01	$48.22
7/1/2011	9/30/2011	$49.47	$35.26	$37.22
10/1/2011	12/31/2011	$42.72	$35.85	$40.36
1/1/2012	3/31/2012	$46.09	$43.06	$45.06
4/1/2012	6/30/2012	$45.87	$37.74	$39.44
7/1/2012	9/30/2012	$42.34	$39.25	$41.41
10/1/2012	12/31/2012	$42.52	$36.95	$37.34
1/1/2013	3/31/2013	$41.06	$37.19	$39.68
4/1/2013	6/30/2013	$40.23	$37.80	$39.20
7/1/2013	9/30/2013	$41.27	$37.43	$37.78
10/1/2013	12/31/2013	$41.70	$36.59	$40.08
1/1/2014	3/31/2014	$52.84	$39.88	$52.84
4/1/2014	6/30/2014	$54.06	$48.69	$52.42
7/1/2014	9/30/2014	$55.05	$50.94	$53.75
10/1/2014	12/31/2014	$58.72	$49.86	$57.51
1/1/2015	3/31/2015	$62.65	$54.93	$62.30
4/1/2015	6/30/2015	$67.14	$58.91	$59.10
7/1/2015	9/30/2015	$72.00	$55.08	$56.46
10/1/2015	12/31/2015	$66.32	$55.96	$65.64
1/1/2016	3/31/2016	$65.86	$53.50	$53.51
4/1/2016	6/30/2016	$57.25	$48.53	$50.23
7/1/2016	8/23/2016*	$55.45	$49.97	$53.20
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2016 includes data for the period from July 1, 2016 through August 23, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2016.

The graph below illustrates the daily performance of the ADS of Teva from January 3, 2006 through August 23, 2016, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Downside Threshold and Coupon Barrier of $36.97, equal to 69.50% (based on the top of the range of 64.50% to 69.50%) of the closing price on August 23, 2016. The actual Downside Threshold and Coupon Barrier will be finalized on the Trade Date and provided in the pricing supplement based on the closing price of one ADS of Teva on the Trade Date and will not be greater than 69.50% of the Initial Value.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Notes

For each offering of the Notes, the estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Notes Generally — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to seven months. The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Notes Generally — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and the section for the applicable Underlying set forth under “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.